August 12, 2026

The Board of Directors

Bright Minds Biosciences Inc.

400 N Aberdeen St

Suite 900

Chicago, IL 60642

Dear Sirs/Mesdames:

Re: Bright Minds Biosciences Inc. (the "Company")

Form S-8 Registration Statement

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

The Registration Statement relates to the registration of 2,415,812 common shares of the Company (the "Shares") reserved for issuance with respect to the exercise of stock options (the "Options") that have been or will be granted pursuant to and in accordance with the Company's Common Share Stock Option Plan dated effective July 1, 2020, as amended (the "Option Plan"), and the settlement of restricted share unit (the "RSUs") that have been or will be granted pursuant to and in accordance with the Company's Restricted Share Unit Plan dated effective July 1, 2020, as amended (the "RSU Plan", and together with the Option Plan, the "Plans").

In rendering the opinion set forth below, we have reviewed:

(a) the Registration Statement and the exhibits thereto;

(b) the Notice of Articles of the Company (the "Notice of Articles") and Articles of the Company (the "Articles") as in effect on the date hereof (together, the "Charter Documents");

(c) certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Plans and the Options and the RSUs granted to date;

(d) the Plans; and

(e) such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued upon exercise of the Options and settlement of the RSUs, provided that:

McMillan LLP | Royal Centre, 1055 W. Georgia St., Suite 1500, Vancouver, BC, Canada V6E 4N7 | t 604.689.9111 | f 604.685.7084
Lawyers | Patent & Trademark Agents | Avocats | Agents de brevets et de marques de commerce
Vancouver | Calgary | Toronto | Ottawa | Montréal | mcmillan.ca

August 12, 2026 Page 2

(a) such Options have been granted in accordance with the terms and conditions of the Option Plan and such RSUs have been granted in accordance with the terms and conditions of the RSU Plan;

(b) the holders of the Options perform their respective obligations to the Company in accordance with the terms and conditions of the Option Plan and any agreement or commitment evidencing the Options, including the payment of the required exercise price of such Options; and

(c) the holders of the RSUs perform their respective obligations to the Company in accordance with the terms and conditions of the RSU Plan and any agreement or commitment evidencing the RSUs.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a) the foregoing opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia), as amended (the "BC Business Corporations Act");

(b) we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c) we have assumed that each agreement or commitment governing an Option or an RSU has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements or commitments are or will be enforceable against each of the parties thereto in accordance with their respective terms;

(d) we have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of Options or settlement of RSUs, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with the British Columbia Registrar of Companies; and

(e) we have assumed the absence of fraud in any transaction pursuant to which Shares may be issued pursuant to any Option or RSUs, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia and the federal laws of Canada applicable therein as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

August 12, 2026 Page 3

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

/s/ McMillan LLP